Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 12, 2020, except with respect to the matters which have removed the substantial doubt about the Company’s ability to continue as a going concern discussed in Note 2 under Liquidity and for the effects of the stock split discussed in Note 1, as to which the date is September 1, 2020, relating to the financial statements, which appears in the Registration Statement on Form S-1 (No. 333-248655) of Vroom, Inc. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-248655) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

September 10, 2020